EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 033-55383 and No. 333-153264) of our reports dated May 12, 2017 relating to our audits of the consolidated financial statements and financial statement schedule of Park Electrochemical Corp. and subsidiaries as of February 26, 2017 and February 28, 2016 and for each of the three years in the period ended February 26, 2017 and the effectiveness of internal control over financial reporting of Park Electrochemical Corp. and subsidiaries as of February 26, 2017, included in this Annual Report on Form 10-K of Park Electrochemical Corp. for the year ended February 26, 2017.

/s/ CohnReznick LLP

Jericho, New York

May 12, 2017